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ENDORSEMENT
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This  Endorsement  is  attached  to and made a part of this  Contract  as of the
Contract  Date,  or if later,  the date shown  below.  Terms not defined in this
Endorsement have the meaning given to them in the Contract.

Notwithstanding   anything  to  the  contrary  in  the  Contract,   the  Account
Administration Charge shall be deducted at each Contract Anniversary. A pro rata
Account Charge is deducted:

(1)  upon a full Withdrawal of Contract Value;
(2)  when a Contract has been in force for less than a full Contract Year;
(3)  upon the Annuity  Start Date if one of Annuity  Options 1 through 4, 7 or 8 is chosen; and
(4)  upon payment of a Death Benefit.

The Account  Charge will be waived if the Contract Value is $50,000 or more upon the date the Account Charge is to be deducted.

Further,  the "Method for Deductions" found on page 3 is amended to provide that deductions  will be made  from  the  Accounts  in the same  proportion  that the
Contract  Value is allocated  among the  accounts.  Any terms of the "Method for
Deductions" which are inconsistent with this provision shall be deleted.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA

Roger K. Viola
Secretary

Endorsement Start Date
(If Other Than Contract Date)

V6071-1 (3-01)